Exhibit 99.1



      Star Gas Partners, L.P. Reports Record 2003 Second Quarter
       Results, Declares Regular Common Unit Distribution and a
    Significant Increase in Senior Subordinated Unit Distribution


    STAMFORD, Conn.--(BUSINESS WIRE)--April 30, 2003--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU) (NYSE:SGH), a diversified home energy distributor and services provider specializing in heating oil, propane, natural gas and electricity, today reported record results for the fiscal 2003 second quarter and the six months ended March 31, 2003.
    Star also declared its $0.575 per unit Minimum Quarterly Distribution on all units for the quarter ended March 31, 2003, increasing its quarterly distribution on its Senior Subordinated Units
(SGH) from $0.25 per unit to $0.575 per unit, reinstating the distribution at that level on its Junior Subordinated and General Partner Units, and maintaining its regular quarterly distribution on its common units (SGU). The distribution on all units will be payable on May 15, 2003 to unitholders of record on May 13, 2003.
    For the three months ended March 31, 2003, Star's sales increased 62.6% to a record $668.8 million, versus $411.3 million in the second quarter of fiscal 2002. This significant rise in sales resulted from a weather-related 28% volume increase as well as higher energy prices. Star's volume increase resulted from both the impact of colder temperatures as compared to last year on weather sensitive customers, as well as the Partnership's acquisition program. Net income increased 38.1% for the three months ended March 31, 2003 to $83.2 million, from $60.2 million for the three months ended March 31, 2002 as a result of improved operating income, partially offset by higher income taxes in the second quarter of fiscal 2003. Diluted net income per limited partner unit increased 21.1%, or $.44 per unit, to $2.53 per unit in the second quarter of fiscal 2003, compared to $2.09 per unit in the second quarter of fiscal 2002, as a result of the net income growth partially being offset by a higher number of outstanding units.
    Operating income for the three months ended March 31, 2003 increased 40.5% to approximately $96.0 million, from approximately $68.3 million in the fiscal 2002 second quarter. This was primarily due to the volume increase mentioned above and the impact of ten acquisitions consummated since January 1, 2002.
    EBITDA for the three months ended March 31, 2003 increased 31.2% to $108.7 million, versus $82.8 million in the fiscal 2002 second quarter.
    For the six months ended March 31, 2003, sales increased 51% to a record $1.1 billion, compared to $697.5 million in the same period in fiscal 2002, due to both volume expansion and higher energy prices. Net income for the period increased to $99.2 million. Income before cumulative effect of change in accounting principle (adoption of SFAS No. 142) increased 43.8% to $103.1 million, from $71.7 million in the comparable period in fiscal 2002. This increase was primarily attributable to the operating income increase, offset by higher income taxes. Diluted net income per limited partner unit increased to $3.02 per unit. Income before the cumulative effect of the change in accounting principle for the adoption of SFAS No. 142 increased per unit by 22.6% to $3.14, versus $2.56 in the comparable period in fiscal 2002, reflecting the increase in income, offset by an increase in units outstanding.
    Operating income for the six months ended March 31, 2003 increased 38.7% over the comparable period in 2002 due primarily to a) volume increasing by approximately 28% due to colder temperatures; b) cost savings associated with the initial impact of the Petro Division's Business Process Redesign Improvement Program; c) 14 acquisitions consummated since October 1, 2001; and, d) a slight increase in per-gallon gross profit margins notwithstanding the historically high energy prices. In addition, the six-month operating income increase was mitigated by weather insurance, which provided the Partnership with $9.0 million of proceeds in the first six months of fiscal 2002, and had approximately $1.0 million higher premiums in the six months ended March 31, 2003 than the first six months of fiscal 2002.
    EBITDA for the six months ended March 31, 2003 increased $27.6 million to $147.1 million. Included in EBITDA was a charge of $3.9 million for the cumulative effect of change in accounting principle for the adoption of SFAS No. 142.
    Star also reported that on April 8, 2003 it purchased the SICO Heating Oil Company of Mount Joy, Pennsylvania. SICO had 19,000 customers and 15.5 million gallons of annual volume.
    The Partnership's heating oil division (Petro) announced today that, as part of its ongoing Business Process Redesign Improvement Program, it will be reducing administrative staff by approximately 19%, or 225 individuals over the next six months. In connection with this reduction, Star anticipates paying $2.7 million of severance and other related costs for the remainder of fiscal 2003, but expects to benefit from estimated annual compensation savings of $4.4 million beginning in fiscal 2004. This action is part of a comprehensive program to capitalize on Petro's unique size in the highly fragmented heating oil industry and to access technology in order to operate both more efficiently and with a higher degree of customer sensitivity. The Program, which has developed and evolved over the past five years, is anticipated to cost the Partnership $25.9 million in total upon completion in the fourth quarter of fiscal 2004. Approximately $2.0 million of this amount was expensed in fiscal 2002, while approximately $6.9 million, including the severance costs discussed above, represents costs expected to be expensed in fiscal 2003. The Program also involves $15.1 of technology investment, of which $8.3 million has already been purchased. In fiscal 2004, $1.9 million of additional items will be expensed. Upon its completion, it is anticipated that the Program will enhance operating income by approximately $15.0 million on an annual basis, of which $9 million is expected to be realized in 2004 with the remainder in 2005 and 2006. While it is hoped that these levels of savings will be realized, there can be no assurance that these amounts will actually be forthcoming, nor that other events will not offset the expected benefits.
    In commenting on this performance, Chairman Irik P. Sevin indicated: "We are obviously extremely pleased with this past winter's performance. Although last year's very warm weather makes comparisons easy, it is gratifying that the Partnership was able to translate the colder temperatures into very attractive financial results. While weather was significantly colder than last heating season, temperatures were only 8.5% colder than normal in Star's areas of operations during the six months ended March 31, 2003, as reported by the National Oceanic and Atmospheric Administration. In addition to these favorable results, we are especially pleased with two major developments. First, was the major advance we took in Petro's ongoing Business Redesign Process Improvement Program. The concept of capitalizing on Petro's unique size by accessing technology and developing a more efficient organizational structure began over five years ago. This evolved into Petro's President, Angelo Catania, forming a team 15 months ago to develop an action plan to realize this concept. This Plan called for Petro to utilize a modern call center and centralized dispatch techniques similar to those employed by many operationally excellent companies in similar industries. Not only will this hopefully increase efficiency and further improve our product, but these moves will enable us to take advantage of the heating oil industry's fractionalized configuration to build a brand image to grow both organically and through acquisitions. While a highly detailed plan has been developed to execute this strategy over a reasonable timeframe, we realize that the ultimate benefits may not equal those anticipated and that unexpected events may impact our success.
    "Second, has been the significant improvement in Star's capital structure. As a result of the three equity offerings consummated in fiscal 2002, and a $200 million Rule 144A Senior Notes Offering in February 2003, Star is well financed. As of March 31, 2003, the Partnership had $36 million of cash available for the Business Process Redesign Improvement Program and acquisitions, $75 million of unutilized Bank Growth Facilities and Star has provided for all of its fiscal year 2003 debt maturities."
    Star Gas Partners, L.P., is a leading distributor of home heating oil, propane and deregulated natural gas and electricity. The Partnership is the nation's largest retail distributor of home heating oil and the nation's seventh largest retail propane distributor. Star, through its wholly owned subsidiary Total Gas & Electric, also sells natural gas and electricity in the Northeast, Mid-Atlantic and Florida.

    This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Partnership's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included risks and uncertainties are the effects of the weather on the Partnership's financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane, home heating oil, natural gas and electricity distribution industries.

               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER DATA
                 (in thousands, except per unit data)

                                                Three Months Ended
                                                     March 31,
                                          ----------------------------
                                               2002            2003
                                               ----            ----
Sales                                     $   411,285     $   668,820
Costs and expenses:
 Cost of sales                                251,982         459,261
 Operating expenses                            76,466         100,678
 Depreciation and amortization expenses        14,509          12,885
                                          ------------    ------------
     Operating income                          68,328          95,996
Interest expense, net                           9,757          10,638
Amortization of debt issuance costs               307             554
Loss on redemption of debt                          -             181
                                          ------------    ------------
     Income before income taxes                58,264          84,623
Income tax expense (benefit)                   (1,952)          1,460
                                          ------------    ------------
     Net income                           $    60,216     $    83,163
                                          ============    ============

General Partner's interest in net income  $       681     $       832
                                          ============    ============

Limited Partners' interest in net income  $    59,535     $    82,331
                                          ============    ============

Net income per Limited Partner Unit:

 Basic                                    $      2.09     $      2.54
                                          ============    ============
 Diluted                                  $      2.09     $      2.53
                                          ============    ============
Basic weighted average number of
 Limited Partner units outstanding             28,506          32,453
                                          ============    ============

Diluted number of Limited Partner units        28,506          32,561
                                          ============    ============

Supplementary Data:
           Retail propane gallons sold         56,151          69,522
           Home heating oil gallons sold      215,591         277,086
                                          ------------    ------------
               Total gallons sold             271,742         346,608
                                          ============    ============

EBITDA (a)                                $    82,837     $   108,700
                                          ============    ============

(a) EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity on ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. EBITDA is calculated as follows:

Net income                                $    60,216     $    83,163
Plus:
   Income tax expense (benefit)                (1,952)          1,460
   Amortization of debt issuance costs            307             554
   Interest expense, net                        9,757          10,638
   Depreciation and amortization               14,509          12,885
                                          ------------    ------------
       EBITDA                             $    82,837     $   108,700
                                          ============    ============



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER DATA
                 (in thousands, except per unit data)

                                                 Six Months Ended
                                                     March 31,
                                          ----------------------------
                                               2002            2003
                                               ----            ----
Sales                                     $   697,508     $ 1,053,800
Costs and expenses:
 Cost of sales                                436,229         714,608
 Operating expenses                           141,833         188,041
 Depreciation and amortization expenses        29,012          25,733
                                          ------------    ------------
     Operating income                          90,434         125,418
Interest expense, net                          19,901          19,008
Amortization of debt issuance costs               619             991
Loss on redemption of debt                          -             181
                                          ------------    ------------
     Income before income taxes and
      cumulative effect of change in
      accounting principle                     69,914         105,238
Income tax expense (benefit)                   (1,805)          2,135
                                          ------------    ------------
     Income before cumulative effect of
      change in accounting principle           71,719         103,103
Cumulative effect of change in accounting
 principle for adoption of SFAS No. 142             -          (3,901)
                                          ------------    ------------
     Net income                           $    71,719     $    99,202
                                          ============    ============

General Partner's interest in net income  $       820     $       992
                                          ============    ============
Limited Partners' interest in net income  $    70,899     $    98,210
                                          ============    ============

Net income per Limited Partner Unit:

 Basic                                    $      2.57     $      3.03
                                          ============    ============
 Diluted                                  $      2.56     $      3.02
                                          ============    ============
Basic weighted average number of
 Limited Partner units outstanding             27,623          32,452
                                          ============    ============

Diluted number of Limited Partner units        27,686          32,560
                                          ============    ============

Supplementary Data:
           Retail propane gallons sold         95,840         122,139
           Home heating oil gallons sold      346,650         444,476
                                          ------------    ------------
               Total gallons sold             442,490         566,615
                                          ============    ============

EBITDA (a)                                $   119,446     $   147,069
                                          ============    ============

(a) EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity on ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. EBITDA is calculated as follows:

Net income                                $    71,719     $    99,202
Plus:
   Income tax expense (benefit)                (1,805)          2,135
   Amortization of debt issuance costs            619             991
   Interest expense, net                       19,901          19,008
   Depreciation and amortization               29,012          25,733
                                          ------------    ------------
       EBITDA                             $   119,446     $   147,069
                                          ============    ============



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                             Sept. 30,       March 31,
                                               2002            2003
                                               ----            ----
ASSETS
Current assets
 Cash and cash equivalents                $    61,481     $    69,142
 Receivables, net of allowance of $8,282
  and $11,428, respectively                    83,452         260,101
 Inventories                                   39,453          56,826
 Prepaid expenses and other current
  assets                                       37,815          39,020
                                          ------------    ------------
   Total current assets                       222,201         425,089
                                          ------------    ------------

Property and equipment, net                   241,892         239,275
Long-term portion of accounts receivables       6,672           6,892
Goodwill                                      264,551         260,650
Intangibles, net                              193,370         180,219
Deferred charges and other assets, net         15,080          14,192
                                          ------------    ------------
   Total Assets                           $   943,766     $ 1,126,317
                                          ============    ============
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
 Accounts payable                         $    20,360     $    53,520
 Working capital facility borrowings           26,195         135,600
 Current maturities of long-term debt          72,113          23,759
 Accrued expenses                              69,444          78,408
 Unearned service contract revenue             30,549          27,655
 Customer credit balances                      70,583          18,125
                                          ------------    ------------
   Total current liabilities                  289,244         337,067
                                          ------------    ------------

Long-term debt                                396,733         470,301
Other long-term liabilities                    25,525          27,340

Partners' capital
 Common unitholders                           242,696         297,200
 Subordinated unitholders                       3,105          12,942
 General partner                               (2,710)         (1,718)
 Accumulated other comprehensive loss         (10,827)        (16,815)
                                          ------------    ------------
   Total Partners' capital                    232,264         291,609
                                          ------------    ------------

   Total Liabilities and Partners'
    Capital                               $   943,766     $ 1,126,317
                                          ============    ============


    CONTACT: Star Gas Partners, L.P., Stamford
             Richard F. Ambury, 203/328-7310
                 or
             Jaffoni & Collins Incorporated, New York
             Robert L. Rinderman or Purdy Tran, 212/835-8500
             SGU@jcir.com